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                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                 FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                    SECURITIES AND EXCHANGE ACT OF 1934


                                 CRIIMI MAE INC.
              (Exact name of registrant as specified in its charter)

         Maryland                                       52-1622022
   (State or other jurisdiction                     (I.R.S. Employer
of incorporation or organization)                  Identification No.)


             11200 Rockville Pike
         Rockville, Maryland                            20852
(Address of principal executive offices)              (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                        Name of each exchange on which
       to be so registered                        each class is to be registered
       -------------------                        ------------------------------
Series G Redeemable Cumulative Dividend Preferred       New York Stock Exchange
Stock (convertible during the period of ten (10) trading days commencing one hundred (100) calendar days after the initial issue date or, if such commencement date is not a trading day, the first trading day thereafter).

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [_]

Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
                              (Title of Class)
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Item 1.  Description of Securities to be Registered.

     On September 11, 2000, the Board of Directors (the "Board") of CRIIMI MAE Inc., a Maryland corporation (the "Corporation"), declared a dividend on its common stock, par value $0.01 per share ("Common Stock"), deemed by the Board to have an aggregate value in the amount of approximately $37.5 million. The dividend will be paid in shares of a new series of preferred stock of the Corporation, face value $10.00 per share, designated as Series G Redeemable Cumulative Dividend Preferred Stock (convertible during the period of ten (10) trading days commencing one hundred (100) calendar days after the initial issue date, or if such commencement date is not a trading day, the first trading day thereafter) (the "Series G Dividend Preferred Stock").

     The Series G Dividend Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up, rank (i) senior to (x) the Common Stock and (y) all other capital stock of the Corporation the terms of which specifically provide that such capital stock ranks junior to the Series G Dividend Preferred Stock with respect to dividend rights and/or rights upon liquidation, dissolution or winding up of the Corporation (collectively, such Common Stock and other capital stock being referred to as the "Junior Capital Stock"); (ii) pari passu with (x) the Series F Redeemable Cumulative Dividend Preferred Stock and (y) all other capital stock of the Corporation the terms of which specifically provide that such capital stock ranks pari passu with the Series G Dividend Preferred Stock with respect to dividend rights and/or rights upon liquidation, dissolution or winding up of the Corporation (collectively, such Series F Redeemable Cumulative Dividend Preferred Stock and other capital stock being referred to as the "Parity Capital Stock"); and (iii) junior to (x) the Series B Cumulative Convertible Preferred Stock, (y) the Series E Cumulative Convertible Preferred Stock, and (z) all other capital stock of the Corporation the terms of which specifically provide that such capital stock ranks senior to the Series G Dividend Preferred Stock with respect to dividend rights and/or rights upon liquidation, dissolution or winding up of the Corporation (collectively, such Series B Cumulative Convertible Preferred Stock, Series E Cumulative Convertible Preferred Stock and other capital stock being referred to as the "Senior Capital Stock").

     The Series G Dividend Preferred Stock is convertible during the period of 10 trading days commencing one hundred (100) calendar days after the date of first issuance of the Series G Dividend Preferred Stock or, if such commencement date is not a trading day, the first trading day thereafter (the "Conversion Period"), at a price equal to the volume weighted average of the prices of the Common Stock for the 10-trading day period ending 1 business day prior to the date converted, subject to a floor of 50% of the volume weighted average price of the Common Stock on the initial issue date of the Series G Dividend Preferred Stock.

     The holders of shares of Series G Dividend Preferred Stock, in preference to the holders of shares of any Junior Capital Stock that ranks junior to the Series G Dividend Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board, out of the assets of the Corporation legally available therefor, cumulative dividends at a fixed rate of 15% per annum, payable in cash or Common Stock (or a combination thereof). Payment of the first dividend on shares of Series G Dividend Preferred Stock shall be made no earlier than the end of the calendar quarter (March 31, June 30, September 30, December 31) in which the Corporation's plan

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of reorganization becomes  effective and thereafter not more than quarterly,  as determined by the Board. Notwithstanding the preceding, all or any portion of the accrued and unpaid dividends as of the effective date of the Corporation's plan of reorganization may be paid, at the Corporation's option, as early as the effective date of the plan of reorganization. Accrued dividends will not be paid (a) to holders who exercise their conversion privilege during the Conversion Period on shares so converted or (b) in respect of shares called for redemption from and after the divided declaration date next preceding the date fixed for redemption with respect to such shares.

     The Series G Dividend Preferred Stock has no voting rights, except as is mandatory under Maryland law and the applicable New York Stock Exchange rules, including the following: (i) the right to elect two directors upon default of the equivalent of six quarterly dividends (whether or not consecutive), with such right to elect two directors to remain in effect until cumulative dividends have been paid or non-cumulative dividends paid regularly for one year; (ii) the right to maintain the Series G Dividend Preferred Stock quorum low enough to ensure that the right to elect directors can be exercised and that the quorum is not higher than that of the Common Stock; and (iii) no right to vote as a separate class for the approval of any merger or acquisition, unless required by law.

     Shares of Series G Dividend Preferred Stock shall be redeemable at any time after issuance. To the extent the Corporation shall have funds legally available therefor, the Series G Dividend Preferred Stock shall be subject to redemption in whole or in part, at any time or from time to time, in cash or shares of Parity Capital Stock, at the election of the Corporation, in an amount equal to the face amount of the Series G Dividend Preferred Stock, together, in each case with an amount (in cash and/or Common Stock, as applicable) equal to any accrued and unpaid dividends to (and including) the date fixed for redemption. No dividends shall be due and payable in respect of shares of Series G Dividend Preferred Stock called for redemption from and after the dividend declaration date next preceding the date fixed for redemption with respect to such shares.

     If any shares of Series G Dividend  Preferred  Stock are  outstanding,  the
Corporation shall not redeem, purchase or otherwise acquire for any consideration (or pay or make available money for a sinking fund for the redemption of) any Junior Capital Stock (except by conversion into or exchange for Junior Capital Stock) unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient (in cash and/or Common Stock, as applicable) for the payment thereof set apart for such payment on the Series G Dividend Preferred Stock for all past dividend periods through and including the date fixed for redemption, purchase or acquisition, provided, however, that the foregoing shall not prevent the purchase or acquisition of any shares of capital stock of the Corporation by the Corporation (i) to the extent necessary, in the reasonable judgment of the Board, in order to preserve the status of the Corporation as a real estate investment trust for federal income tax purposes or (ii)-pursuant to a purchase or exchange offer made on comparable terms to all holders of outstanding shares of capital stock of the Corporation.

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of any shares of Common Stock or any class or series of Junior Capital Stock that ranks junior to the Series G

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Dividend  Preferred  Stock as to distribution  of assets upon any  liquidation, dissolution or winding up of the Corporation, the holders of Series G Dividend Preferred Stock shall be entitled to receive, out of assets of the Corporation legally available for distribution to stockholders, liquidating distributions in an amount equal to the face amount of the Series G Dividend Preferred Stock, together in each case with an amount equal to any accrued and unpaid dividends as of the date of liquidation, dissolution or winding up.

     In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which the Common Stock is converted into other securities, cash or other property, then the Corporation (or successor entity), at its election and in its sole discretion, may (i) redeem each share of the Series G Dividend Preferred Stock then outstanding at the face amount of the Series G
Dividend Preferred Stock, together in each case with an amount equal to any accrued and unpaid dividends to (and including) the dividend declaration date next preceding the date fixed for redemption; or (ii) convert each share of the Series G Dividend Preferred Stock then outstanding into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of the Series G Dividend Preferred Stock would have been convertible, which shall be a fraction (x) the numerator of which is the face amount of the Series G Dividend Preferred Stock and (y) the denominator of which is the volume weighted average price of the Common Stock on the business day immediately prior to the effectiveness of the reclassification, consolidation, merger, sale, transfer or share exchange; or
(iii) permit each share of the Series G Dividend Preferred Stock then outstanding to remain outstanding with modified conversion rights, so that such shares may be converted into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of the Series G Dividend Preferred Stock would have been convertible had such share been previously converted.

Item 2.   Exhibits

Exhibit No.       Description

3.1 Articles of Incorporation of CRIIMI MAE Inc. (incorporated by reference to Exhibit 3(d) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, filed with the Securities and Exchange Commission on August 13, 1993).

3.2 Amendment to the Articles of Incorporation of CRIIMI MAE Inc. (incorporated by reference from Exhibit 3(c) to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997), filed with the Securities and Exchange Commission on February 23, 1998.

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3.3      Amended and Restated Bylaws of CRIIMI MAE Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3, filed with the Securities and Exchange Commission on June 9, 1997).

3.4 Articles Supplementary to the Articles of Incorporation with respect to Series G Redeemable Cumulative Dividend Preferred Stock (incorporated by reference to Exhibit 3.3 to a Current Report on Form 8-K, filed with the Securities Exchange Commission on September 14, 2000).

3.5 Articles Supplementary to the Articles of Incorporation with respect to Series B Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3, filed with the Securities and Exchange Commission on August 7, 1996).

3.6 Articles Supplementary to the Articles of Incorporation with respect to Series C Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 23, 1997).

3.7 Articles Supplementary to the Articles of Incorporation with respect to Series D Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 3, 1998).

3.8 Articles Supplementary to the Articles of Incorporation with respect to Series E Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit A to Exhibit 99.1 to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 10, 2000).

3.9 Articles of Amendment to Articles Supplementary to the Articles of Incorporation with respect to Series E Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 99.2 to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 10, 2000).

3.10 Articles of Amendment to Articles Supplementary to the Articles of Incorporation with respect to Series E Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 14, 2000).

3.11 Articles Supplementary with respect to Series F Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3(k) to the Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Securities and
         Exchange Commission on April 14, 2000).

3.12 Certificate of Correction to Articles Supplementary to the Articles of Incorporation with respect to Series F Cumulative Convertible Preferred Stock (incorporated by

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         reference to Exhibit 3.1 to a Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 14, 2000).

3.13 Form of specimen certificate representing Series G Redeemable Cumulative Dividend Preferred Stock (filed herewith).


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                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          CRIIMI MAE INC.



                                      By: /s/ William B. Dockser
                                          -----------------------------
                                          Name:    William B. Dockser
                                          Title:   Chairman of the Board of
                                                     Directors



Dated:  September 21, 2000


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Exhibit 3.13      Form of specimen certificate representing Series G Redeemable
                  Cumulative Dividend Preferred Stock.


[FRONT]

            TEMPORARY CERTIFICATE-EXCHANGEABLE FOR DEFINITIVE WHEN
                           AVAILABLE FOR DELIVERY

SERIES G REDEEMABLE CUMULATIVE                                SHARES
DIVIDEND PREFERRED STOCK

THIS CERTIFICATE IS TRANSFERABLE
IN THE CITY OF NEW YORK, NEW YORK
OR IN NEW JERSEY
                                 CRIIMI MAE Inc.

            (INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND)

                                                 SEE REVERSE FOR RESTRICTIONS ON
                                                   TRANSFER, RELATIVE RIGHTS AND
                                                   PREFERENCES, AND DEFINITIONS.

                                                                 CUSIP 226603405

This Certifies that

is the owner of

     FULLY PAID AND NON-ASSESSABLE SHARES OF SERIES G REDEEMABLE CUMULATIVE DIVIDEND PREFERRED STOCK (CONVERTIBLE DURING THE PERIOD OF TEN (10) TRADING DAYS COMMENCING ONE HUNDRED (100) CALENDAR DAYS AFTER THE INITIAL ISSUE DATE, OR IF SUCH COMMENCEMENT DATE IS NOT A TRADING DAY, THE FIRST TRADING DAY THEREAFTER), PAR VALUE OF ONE CENT
                             ($.01) PER SHARE, OF
CRIIMI MAE Inc. transferable on the books of the Corporation by the owner in person, or by duly authorized attorney, upon the surrender of this Certificate properly endorsed or assigned. This Certificate and the shares represented hereby are subject to the laws of the State of Maryland and to the Articles of Incorporation and By-laws of the Corporation, as now or hereafter amended.
      This Certificate is not valid unless countersigned and registered by the Transfer Agent and by the Registrar.
      Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated




COUNTERSIGNED AND REGISTERED:                              CHAIRMAN OF THE BOARD
     REGISTRAR AND TRANSFER COMPANY
          (NEW JERSEY)
            TRANSFER AGENT AND REGISTRAR
BY

AUTHORIZED SIGNATURE
                                                                       SECRETARY

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[BACK]

                                                  CRIIMI MAE Inc.

The Corporation's Articles of Incorporation, as amended and supplemented, place certain restrictions on the transfer of the securities represented by this certificate for, among other things, the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, or any successor statute. Included are restrictions on ownership of the Corporation's capital stock in excess of 9.8% of the outstanding shares of capital stock of the Corporation. The Corporation will furnish to any shareholder, upon request and without charge, a full or summary statement of (1) the designations, preferences, limitations, restrictions, and relative rights of the shares of each class authorized to be issued, (2) the variations in the relative rights of the shares of each class authorized to be issued, (3) the variations in the relative rights and preferences between the shares of each series of preferred stock so far as the same have been fixed and determined, and (4) the authority of the board of directors to fix and determine the relative rights and preferences of subsequent series. Such request may be made to the transfer agent named on the face hereof or to the secretary of the Corporation.




                     NOTICE OF ELECTION TO CONVERT
                    (CONVERTIBLE INTO COMMON STOCK)

           The undersigned hereby irrevocably elects to convert


                                                                          shares
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of Series G Redeemable  Cumulative  Dividend  Preferred Stock,  represented by the within certificate into shares of Common Stock of CRIIMI MAE Inc. (as such shares may be constituted on the conversion date) in accordance with the provisions of the Articles of Incorporation, as amended and supplemented, of the Corporation.

Dated
     --------------------------

-------------------------------
Signature


The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM  -  as tenants in common                   UNIF GIFT MIN ACT-  Custodian
TEN ENT - as tenants by the entireties              (Cust)               (Minor)
 JT TEN - as joint tenants with right of            under Uniform Gifts to
        survivorship and not as tenants in          Minors Act
        common                                      (State)

     Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED,                                 hereby sell, assign and
                    -------------------------------
transfer unto

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PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE
                               ------------------------------------------------
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  (Please print or typewrite name and address, including zip code of assignee)

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shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint
                                                                        Attorney
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to transfer the said stock on the books of the within named Corporation with full power of  substitution  in the premises.

Dated
      -----------------------------------------------

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NOTICE:  THE SIGNATURE TO THIS  ASSIGNMENT MUST CORRESPOND WITH THE NAME AS
WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:
                         ------------------------------------------------------
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.